Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K/A of PashminaDepot.com, Inc., of our report dated September 25, 2009 on our audit of the financial statements of PashminaDepot.com, Inc. as of May 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended May 31, 2009, and the periods from inception on November 13, 2007 through May 31, 2008 and 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
September 29, 2009

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501